Exhibit 99.1

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211

News Release
Media Contact:	Lauren C. Steele Senior VP - Corporate Affairs 704-557-4551
Investor Contact:	James E. Harris Senior VP - Shared Services & CFO 704-557-4582

FOR IMMEDIATE RELEASE	Symbol: COKE
August 4, 2015	Quoted: The NASDAQ Global Select Market

Coca-Cola Bottling Co. Consolidated Reports Second Quarter and First Half 2015 Results

CHARLOTTE, NC — Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced it earned $26.9 million, or basic net income per share of $2.90, on net sales of $614.7 million for the second quarter of 2015, compared to net income of $13.8 million, or basic net income per share of $1.49, on net sales of $459.5 million for the second quarter of 2014.

The second quarter of 2015 results included:

•	$114.0 million in net sales and $2.2 million of after-tax operating income ($3.6 million on a pre-tax basis) related to distribution territories acquired during 2014 and 2015,
•	$5.4 million of an after-tax gain ($8.8 million on a pre-tax basis) on the exchange of certain franchise territories and related assets and liabilities,
•	$3.7 million of after-tax income ($6.1 million on a pre-tax basis) due to fair value adjustments to acquisition-related contingent consideration for distribution territories acquired during 2014 and 2015,
•	$2.6 million of after-tax expenses ($4.3 million on a pre-tax basis) related to acquiring and transitioning new distribution territories, and
•	$0.8 million of after-tax expense due to other adjustments, including fair value adjustments on commodity hedges and certain tax changes.

The second quarter of 2014 results included:

•	$1.9 million of after-tax expenses ($3.1 million on a pre-tax basis) related to acquiring and transitioning new distribution territories,
•	$5.1 million in net sales and $0.6 million of after-tax operating income ($1.0 million on a pre-tax basis) related to legacy franchise territories exchanged in 2015,
•	$4.3 million in net sales and $0.2 million of after-tax operating income ($0.3 million on a pre-tax basis) related to distribution territories acquired during 2014, and

•	$0.1 million of after-tax income due to other adjustments, including fair value adjustments on commodity hedges and certain tax changes.

On a comparable basis, the Company earned $19.1 million in the second quarter of 2015, or comparable basic net income per share of $2.05, versus $14.7 million in the second quarter of 2014, or comparable basic net income per share of $1.59.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the second quarters of 2015 and 2014:

	Second Quarter
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2015	2014	2015	2014
Reported net income (GAAP)	$26,934	$13,783	$2.90	$1.49

Acquired territories operating income, net of tax	(2,198)	(204)	(0.24)	(0.02)
Gain on exchange of franchise territories, net of tax	(5,407)	—	(0.58)	—
Fair value adjustment of acquisition-related contingent consideration, net of tax	(3,733)	—	(0.40)	—
Expenses related to franchise territory expansion, net of tax	2,611	1,891	0.28	0.20
Exchanged territories operating income, net of tax	—	(588)	—	(0.06)
Other changes	847	(147)	0.09	(0.02)

Total	(7,880)	952	(0.85)	0.10

Comparable net income (a)	$19,054	$14,735	$2.05	$1.59

The Company earned $29.2 million, or basic net income per share of $3.14, on net sales of $1.1 billion for the first six months of 2015, compared to net income of $16.2 million, or basic net income per share of $1.75, on net sales of $848.1 million for the first six months of 2014.

The first six months of 2015 results included:

•	$167.3 million in net sales and $4.0 million of after-tax operating income ($6.4 million on a pre-tax basis) related to distribution territories acquired during 2014 and 2015,
•	$5.4 million of an after-tax gain ($8.8 million on a pre-tax basis) on the exchange of certain franchise territories and related assets and liabilities,
•	$4.4 million of after-tax expenses ($7.2 million on a pre-tax basis) related to acquiring and transitioning new distribution territories, and
•	$0.1 million of after-tax income due to other adjustments, including fair value adjustments to acquisition-related contingent consideration, fair value adjustments on commodity hedges and certain tax changes.

The first six months of 2014 results included:

•	$3.1 million of after-tax expenses ($5.1 million on a pre-tax basis) related to acquiring and transitioning new distribution territories,
•	$5.1 million in net sales and $0.6 million of after-tax operating income ($1.0 million on a pre-tax basis) related to legacy franchise territories exchanged in 2015,

•	$4.3 million in net sales and $0.2 million of after-tax operating income ($0.3 million on a pre-tax basis) related to distribution territories acquired during 2014, and
•	$0.5 million of after-tax income due to other adjustments, including fair value adjustments on commodity hedges and certain tax changes.

On a comparable basis, the Company earned $24.2 million in the first six months of 2015, or comparable basic net income per share of $2.60, versus $18.1 million in the first six months of 2014, or comparable basic net income per share of $1.95.

The following table reconciles reported GAAP net income and basic net income per share to comparable net income and basic net income per share for the first six months of 2015 and 2014:

	Fiscal Year
	Net Income		Basic Net Income Per Share
In Thousands, Except Per Share Amounts	2015	2014	2015	2014
Reported net income (GAAP)	$29,158	$16,232	$3.14	$1.75

Acquired territories operating income, net of tax	(3,957)	(204)	(0.43)	(0.02)
Gain on exchange of franchise territories, net of tax	(5,407)	—	(0.58)	—
Expenses related to franchise territory expansion, net of tax	4,449	3,117	0.48	0.34
Exchanged territories operating income, net of tax	—	(588)	—	(0.07)
Other changes	(86)	(479)	(0.01)	(0.05)

Total	(5,001)	1,846	(0.54)	0.20

Comparable net income (a)	$24,157	$18,078	$2.60	$1.95

Frank Harrison, Chairman and CEO, said, “In our second quarter of 2015, we continued to integrate new territory, with the addition of Pikeville, Paducah and Lexington, Kentucky. With these territory acquisitions, we have now expanded our company’s footprint into 13 states. We also announced the continuing expansion of our franchise territory with the signing of the Letter of Intent that will govern our expansion through much of Indiana, Ohio, Eastern Virginia, Maryland, Delaware, and Washington, DC. We are excited about the continuing opportunities to grow our franchise territory and serve these new employees, communities and customers. In addition to this expansion, our employees have delivered solid operating results thus far in 2015. We are privileged to manufacture, sell, and distribute the top beverage brands in the world, and our employees take this responsibility very seriously and enthusiastically.”

Hank Flint, President and COO, added, “Our 2015 first half results are indicative of our ability to leverage the growth we have experienced while focusing on executing our strategies. Our total revenues on a comparable basis, which excludes new distribution territories acquired in 2014 and 2015, grew by 7.4% due to strong performance in our energy and still beverage portfolios. We again experienced favorable product mix and overall pricing, and the commodities environment and our manufacturing efficiencies enabled us to grow comparable gross margin by 6.7%. This has been especially satisfying given the extraordinary efforts our employees have expended in integrating our new territories while running our legacy operations. This is a time for intense focus and investment in all of our people as they strive to support our growth.”

(a) The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing the Company’s ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The Company’s non-GAAP financial information does not represent a comprehensive basis of accounting.

Cautionary Information Regarding Forward-Looking Statements

Included in this news release and other information that we make publicly available from time to time are forward-looking management comments and other statements that reflect management’s current outlook for future periods. These statements include, among others, statements regarding the following challenges we face in 2015: ongoing work on agreements for the additional proposed territory expansion that is described in the Letter of Intent dated May 12, 2015 with The Coca-Cola Company that we believe will provide us with the opportunity for growth in contiguous territories where we can leverage our current infrastructure and operational capabilities.

These statements and expectations are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K for the year ended December 28, 2014 under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements contained in this release as a result of new information or future events or developments.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

In Thousands (Except Per Share Data)

	Second Quarter		First Half
	2015	2014	2015	2014
Net sales	$614,683	$459,473	$1,067,936	$848,055
Cost of sales	377,366	273,953	646,246	506,202

Gross margin	237,317	185,520	421,690	341,853
Selling, delivery and administrative expenses	199,001	154,256	366,472	298,473

Income from operations	38,316	31,264	55,218	43,380
Interest expense, net	6,718	7,343	14,065	14,566
Other income (expense)	6,078	—	989	—
Gain on exchange of franchise territory	8,807	—	8,807	—

Income before income taxes	46,483	23,921	50,949	28,814
Income taxes	17,562	8,589	19,075	10,381

Net income	28,921	15,332	31,874	18,433
Less: Net income attributable to noncontrolling interest	1,987	1,549	2,716	2,201

Net income attributable to Coca-Cola Bottling Co. Consolidated	$26,934	$13,783	$29,158	$16,232

Basic net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$2.90	$1.49	$3.14	$1.75

Weighted average number of Common Stock shares outstanding	7,141	7,141	7,141	7,141

Class B Common Stock	$2.90	$1.49	$3.14	$1.75

Weighted average number of Class B Common Stock shares outstanding	2,151	2,130	2,143	2,123

Diluted net income per share based on net income attributable to Coca-Cola Bottling Co. Consolidated:
Common Stock	$2.89	$1.48	$3.13	$1.74

Weighted average number of Common Stock shares outstanding – assuming dilution	9,332	9,311	9,324	9,304

Class B Common Stock	$2.88	$1.48	$3.12	$1.74

Weighted average number of Class B Common Stock shares outstanding – assuming dilution	2,191	2,170	2,183	2,163